EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in Central Garden & Pet Company’s Registration Statement Nos. 333-09085, 33-96816, 333-41931, 333-84737, 333-83022 and 333-105965 on Form S-8 and Registration Statement Nos. 333-05261, 333-22209 and 333-46437 on Form S-4 of our report dated December 6, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle) appearing in this Annual Report on Form 10-K of Central Garden & Pet Company for the year ended September 25, 2004.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

December 9, 2004